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EXHIBIT 23.2


To the Board of Directors
Internet Communications Corporation:


We consent to incorporation by reference in the registration statement on Form S-8, filed with the Securities and Exchange Commission on September 8, 1997, of our report dated May 2, 1997, relating to the consolidated balance sheet of Internet Communications Corporation and subsidiaries as of January 31, 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for year then ended, which report appears in the December 31, 1998 annual report on Form 10-K of Internet Communications Corporation.



                HEIN + Associates LLP


Denver, Colorado
March 26, 1999